UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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CenturyLink, Inc.

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The 2020 Annual Meeting of Shareholders (the “Annual Meeting”) of CenturyLink, Inc. (“CenturyLink,” “our” or “we”) will be held on Wednesday, May 20, 2020, through a virtual-format only accessible through www.virtualshareholdermeeting.com/CTL2020. By now, you should have received CenturyLink’s Proxy Statement (“Proxy Statement”), filed with the Securities and Exchange Commission on April 8, 2020, and which is available on our website at www.centurylink.com, under the “Investor Relations” link.

We are providing this supplemental information to ask for your support at the Annual Meeting on Proposal 4: Non-Binding Advisory Vote on Executive Compensation (“Proposal Four” or “Say on Pay”). In deciding how to vote on Proposal Four, we encourage you to carefully read the relevant portions of our Proxy Statement and consider the supplemental information below.

Background

We are furnishing this supplement to our Proxy Statement to provide additional information and clarification regarding the performance metrics used in our 2019 plans. For the reasons detailed below and in our Proxy Statement, we believe that our executive compensation program is appropriately designed, the performance targets are rigorous under existing business operating conditions, and aligns with shareholder interests and long-term value creation.

Company Strategy and 2019 Incentive Program Design

As discussed in our Proxy Statement, following our disappointing Say on Pay vote in May 2019, we made significant changes to our compensation program to reflect the guidance and input received during an enhanced shareholder engagement process. Because many of our annual compensation decisions are made early in the calendar year and this outreach occurred in the spring and summer of 2019, many of the resulting changes will not be reflected until our 2020 programs.

The metrics and goals for our Short-Term Incentive (“STI”) Plan and our Performance-Based Restricted Shares in our Long-Term Incentive (“LTI”) Plan are set annually (with new multi-year performance periods for Performance-Based Restricted Shares beginning each year). Goals are not automatically carried forward from one year to another; rather, the goals and associated targets are evaluated anew and approved in the first quarter of each year by our Human Resources and Compensation Committee (“Compensation Committee”). These annually established goals and targets reflect our business conditions and the prevailing business environment at the time they are set. They are aligned to our business strategy, link our annual and long-term strategic plans and are designed to incent our named executive officers (“NEOs”) to achieve our strategic plan. This approach is intended to ensure the goals are relevant, rigorous, and aligned with creating long-term value for our shareholders.

Specifically, when establishing and reviewing targets for 2019, the Compensation Committee considered prior year strategic goals and actual financial performance, wireline industry trends, competitive landscape, product lifecycle, operational initiatives, capital allocation priorities and several other company-specific and external factors that influence our business. These issues, among many others, are factored into the long range strategic and financial plans presented to the Board of Directors and are used each year for informing our external outlook and establishing rigorous incentive metrics and goals. The processes of strategic and financial planning and setting performance metrics are complex - involving constant evaluation and re-evaluation of myriad factors in a dynamic operating environment.

As discussed in greater detail below, we believe that our 2019 performance metrics were set at levels that were both appropriate and sufficiently rigorous, particularly when viewed in light of the company’s strategic plans and the prevailing industry outlook.

The Impact of 2018 Accomplishments on 2019 LTI and STI Factors

As described below, the achievement of post Level 3 combination synergy goals in 2018, ahead of our initial three-year plan, created complexity when setting our 2019 LTI and STI targets. All Adjusted EBITDA and Free Cash Flow metrics discussed below exclude the effect of integration and transformation costs and special items.

LTI

Our 2018 LTI plan established a target of 6.8% Adjusted EBITDA Run Rate Growth, which was surpassed by our actual Adjusted EBITDA Run Rate Growth of 7.6% (for the two-year performance period), resulting in a 157.1% payout. This growth was driven by strong company performance and earlier than expected achievement of anticipated synergy and other cost savings initiatives. Specifically, by the end of 2018, we achieved $850 million of annualized run-rate Adjusted EBITDA synergies from the Level 3 combination. In addition, by the end of 2019, we achieved $430 million of annualized run-rate Adjusted EBITDA savings from cost transformation initiatives.

In our 2019 LTI plan, NEOs may earn 100% of target payout if we achieve a 0.0% Adjusted EBITDA Run Rate Growth over a two-year performance period, with a threshold of negative 2.8% and a maximum of 2.8%. Although we understand a 100% target payout for flat Adjusted EBITDA Run Rate growth may seem out of the ordinary, we believe it is rigorous in light of the impact of a challenging industry operating environment (described in greater detail below) and appropriate given the legacy revenue loss occurring across our industry. Additionally, 2019 is the last year a two-year measurement period is being used, which the Compensation Committee believes is appropriate considering the integration phase following the Level 3 combination.

Going forward, our 2020 LTI grant is based upon achievement of a three-year cumulative Adjusted EBITDA target and Relative TSR Modifier over a three-year performance period. Awards will cliff vest at the end of three years based on performance and continued service. This approach aligns with our industry environment and feedback we have received from our shareholders.

STI

Our 2019 STI plan established: (a) an Adjusted EBITDA target of $9.1 billion, which was above 2018’s target and actual results and (b) a Free Cash Flow target of $3.26 billion, which was above 2018’s target, but below actual results. The Compensation Committee established a 2019 Free Cash Flow target below the 2018 Free Cash Flow actual results because 2018 Free Cash Flow results included one-time benefits from $674 million of one-time tax refunds and lower incentive bonus payments (partially offset by $500 million of pension contributions). Additionally, we increased our 2019 capital expenditure outlook midpoint to $475 million above 2018 actuals in order to ramp investments in network expansion, on-net building expansions, CAFII and digital transformation initiatives. These factors resulted in the Compensation Committee establishing the 2019 Free Cash Flow target below the 2018 Free Cash Flow actuals. Our 2019 Free Cash Flow results were achieved at 100.6% of target which contributed to our 2019 overall STI company performance payout of 97%.

The Impact of the Industry Operating Environment

CenturyLink faces headwinds from the wireline industry trends and competitive landscape, but we feel the Level 3 combination in November 2017 has positioned us well to take advantage of certain opportunities from our product lifecycle, operational initiatives, and capital allocation described further below. We believe the combination of these market conditions and development opportunities will create long-term value for our shareholders, but we need to appropriately manage, and account for, the decline of legacy businesses in the short-term as we transform our business.

CenturyLink remains highly focused in creating long-term shareholder value. We employed a rigorous process to establish its annual budget and long-range plan, which directly supported our long-term strategic objectives. The strategic and financial plans are informed by wireline industry trends, competitive landscape, product lifecycle, operational initiatives, capital allocation priorities, and other company-specific and external factors that influence our business.

Wireline Industry Trends

Wireline service providers are under tremendous secular pressure as customers transition from high margin legacy services to more cost-efficient newer technologies. The three largest wireline service providers reported year-over-year wireline revenue declines in both 2019 and 2018. In addition, two other wireline providers have filed for bankruptcy within the last 18 months. These trends highlight that while bandwidth demand is growing increased demand is not offsetting losses from legacy voice and data services. Our Compensation Committee takes these broader industry trends into consideration when establishing our compensation goals and targets.

Competitive Landscape

Cable companies have been investing heavily in new network technologies and shifting focus from TV to broadband. This has put added pressure on traditional wireline providers, particularly within the Consumer and Small Business segments. Wireline providers that have not invested in newer technologies have been unable to retain these customers on Legacy DSL, T1s, and TDM voice networks. Increased competition for higher bandwidth services, together with the migration away from higher margin legacy services, creates an operating environment that challenges EBITDA growth.

Other large wireline providers have addressed this EBITDA pressure by aggressively diversifying away from the pressures of the wireline business and shifting investment into other markets, including wireless and entertainment. CenturyLink’s strategy is to remain focused on growing EBTIDA through on-going fiber investments and improving operating efficiencies through digital transformation. We believe this approach puts us on a path to sustained, long-term EBITDA growth.

Product Lifecycle

CenturyLink’s fiber network and extensive product capabilities are well positioned to assist customers as they make technology transitions. At the same time CenturyLink is faced with a large base of legacy services that will continue to decline. The largest legacy service is TDM based Voice, which is reported within Business Voice and Collaboration and Consumer Voice products. Combined for 2019, these products declined $614 million, or 9.9% year-over-year, which represents 55.7% of the total revenue decline. Legacy revenue is also at higher margins than the majority of our other products, which magnifies pressure to maintain our overall Adjusted EBITDA margins.

Operational Initiatives

CenturyLink continues to manage declining legacy products for cash contribution and invests in next generation network services. During 2019 we outlined a three-year cost transformation plan that targets $800 million to $1 billion in annualized run-rate Adjusted EBITDA savings. These plans included three focus areas:

•	Improving our network access costs and customer experience by reducing our spend with off-net providers, which is enabled by continued investment to add new buildings to our network.

•	Investing in digital transformation to drive a better customer experience and lower our cost to operate.

•	Right-sizing our cost structure to align with declines in legacy revenues.

By the end of 2019 we reported achieving $430 million of annualized run-rate Adjusted EBITDA savings under these programs. The 2019 savings are in addition to the $850 million of run-rate synergies we achieved by the end of 2018, much earlier than planned.

Capital Allocation Policy

To further support our long-term strategy, at the beginning of 2018 we modified our capital allocation strategy to focus on three priorities:

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First, increase capital spending to improve the revenue trajectory. This includes investments in on-net buildings expansions, edge capabilities, expanding the consumer fiber footprint, and improving the digital customer experience.

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Second, reduce leverage with a target of 2.75 to 3.25 x Adjusted EBITDA over three years. During 2019 we reduced net debt by approximately $2 billion, delevering to 3.7 x Adjusted EBITDA. We also refinanced $17 billion in long-term debt, reducing interest expense and extending maturities.

•	Third, we continue to prioritize returning more than $1 billion of value per year to shareholders through our dividend.

To support acceleration of our deleveraging strategy, in early 2018 we also reduced our dividend payout by more than $1 billion per year. We recognized at the time that our decision might put near to mid-term pressure on our share price and create dislocation in our TSR and other objective pay for performance calculations. Nevertheless, we adopted these strategies because we believe each of these priorities contributes to the long-term success of the company and will contribute to mitigating the decline of certain legacy businesses and support transformation.

Other Company-Specific Items

To put our historical performance in perspective, prior to 2018, both Revenue and Adjusted EBITDA had been in decline for multiple years when looking at the combined performance of CenturyLink and Level 3. However, following the Level 3 combination Adjusted EBITDA has significantly improved.

2018 Adjusted EBITDA grew 4.1% driven primarily by synergies associated with the Level 3 combination in November 2017. By the end of 2018 the company realized $850 million of annualized run-rate Adjusted EBITDA synergies. Additionally, during 2018, the company made decisions to exit unprofitable businesses to focus on core network services which were factored into financial planning projections for the following years.

Conclusion

In setting performance metrics for our incentive plans, the Compensation Committee endeavors to establish compensation targets that are appropriate and rigorous in light of our then-current business outlook and industry trends. We are committed to ensuring that our programs incentivize our management team to drive our business strategy and support our strategic plan while remaining sufficiently rigorous to ensure that our shareholders are receiving superior long-term value for their investment.

When transforming a business over time, strategic planning often includes mitigating the negative impact of declining legacy business and lower margins in new business. Financial goals and performance metrics can be rigorous even when set at flat or negative growth. Considering the challenging operating environment and the other factors described above, we believe our 2019 LTI and STI targets are appropriate and aligned with long-term shareholder value.

Our Board recommends a vote “FOR” Proposal Four. Thank you for your time and consideration in reviewing this supplemental information. Your ongoing support of CenturyLink is greatly appreciated.

Forward-Looking Statements

Except for historical and factual information contained herein, matters set forth in this supplement identified by words such as “expects,” “believes,” “will” and similar expressions are forward-looking statements as defined by the federal securities laws, and are subject to the “safe harbor” protection thereunder. These forward-looking statements are not guarantees of future results and are based on current expectations only, and are subject to uncertainties. Actual events and results may differ materially from those anticipated by us in those statements due to several factors, including those disclosed in our other filings with the SEC. We may change our intentions or plans discussed in our forward-looking statements without notice at any time and for any reason.